                                                                  EXHIBIT 12.1



                            SECURITY CAPITAL ATLANTIC
                                  INCORPORATED

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)
                                   (Unaudited)



                                         THREE MONTHS
                                             ENDED
                                            MARCH 31,
                                                                              YEAR ENDED DECEMBER 31,
                                     --------------------    ----------------------------------------------------------
                                       1998       1997         1997        1996        1995        1994      1993 (1)
                                     ---------  ----------   ---------   ---------   ---------   ---------   ----------

Earnings from operations...........  $ 16,294   $ 10,178     $ 51,115    $ 32,998    $ 19,639    $  9,926    $    38
Add:
    Interest expense...............     5,909      4,761       20,292      16,181      19,042       9,240         --
                                     ---------   ---------   ---------   ----------  ---------   ---------   ----------
Earnings, as adjusted..............  $ 22,203   $ 14,939     $ 71,407    $ 49,179    $ 38,681    $ 19,166    $    38
                                     =========  ==========   =========   =========   =========   =========   ==========

Fixed charges:
    Interest expense...............  $  5,909   $  4,761     $ 20,292    $ 16,181    $ 19,042    $  9,240    $    --
    Capitalized interest...........     3,051      2,553       10,169      10,250       4,404         793         --
                                     ---------   --------    ---------   ---------   ---------   ---------   ----------
    Total fixed charges............   $ 8,960  $   7,314     $ 30,461    $ 26,431    $ 23,446    $ 10,033    $    --
                                     =========  ==========   =========   =========   =========   =========   ==========
Ratio of earnings to fixed
   charges.........................       2.5       2.0           2.3         1.9         1.6         1.9         N/A
                                     =========  ==========   =========   =========   =========   =========   ==========


(1)     For the period from inception (October 26, 1993) to December 31, 1993.